EXHIBIT 21
SUBSIDIARIES OF
ESCO TECHNOLOGIES INC.

STATE OR JURISDICTION OF
	INCORPORATION OR	NAME UNDER WHICH
NAME	ORGANIZATION	IT DOES BUSINESS

Beijing Lindgren ElectronMagnetic Technology Co., Ltd.	People’s Republic of China	Same

Comtrak Technologies, L.L.C.	Missouri	Same

Distribution Control Systems Caribe, Inc.	Puerto Rico	Same

Distribution Control Systems, Inc.	Missouri	Same

ETS-Lindgren, L.P.	Texas	Same and Acoustics Systems

ETS-Lindgren Japan, Inc.	Japan	Same

ESCO Electronica De Mexico, S.A. de C.V.	Mexico	Same

ESCO Technologies Holding Inc.	Delaware	Same

Euroshield OY	Finland	Same

Filtertek Inc. (including its Tek Packaging Division)	Delaware	Same

Filtertek BV	Netherlands	Same

Filtertek do Brasil Industria E	Brazil	Same

Commercio LTDA Filtertek SA	France	Same

Hexagram, Inc.	Ohio	Same

Lindgren R.F. Enclosures, Inc.	Illinois	Same and ETS-Lindgren

Nexus Energy Software, Inc.	Massachusetts	Same

PTI Technologies Inc.	Delaware	Same

Ray Proof Limited	England	Same

VACCO Industries	California	Same